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                                                                  EXHIBIT 99.1

CINCINNATI BELL INC.
PRESS RELEASE

Investor / Media contact:
-------------------------
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com
----------------------------


                CINCINNATI BELL RECEIVES WAIVER FROM ITS LENDERS
                       AND ANNOUNCES EARNINGS RELEASE DATE

CINCINNATI - March 18, 2004 - Cincinnati Bell Inc. (NYSE:CBB) announced today that it has received a waiver from its lenders under its credit facility and intends to release earnings for fourth quarter and full year 2003 on March 22, 2004.

The restatement of prior financial statements that the company announced on March 15, 2004, gave rise to an event of default under the company's credit facilities and certain other indebtedness. With the receipt of this waiver the company has cured all remaining instances of default.

The company intends to announce its fourth quarter and full year 2003 results and file its 2003 Form 10-K on March 22, 2004. The company will also host a conference call discussing its results on Tuesday, March 23, 2004 at 9:00 am EST, which will be web-cast on the company's website at www.cincinnatibell.com. A taped replay of the conference call will be available one hour after the conclusion of the teleconference until 5:00 (PST) on April 6, 2004. The dial-in number and passcode for this call will be released with the company's earnings announcement on Monday, March 22.

ABOUT CINCINNATI BELL INC.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.



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SAFE HARBOR NOTE
Certain of the statements and predictions contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, any statements, projections or estimates that include or reference the words "believe," "anticipates," "plans," "expects," "will," or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator, the audit of the adjustments to prior period financial statements is not fully complete, and Cincinnati Bell's ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including Cincinnati Bell's Annual Form 10-K report, Quarterly Form 10-Q reports, Forms 8-K, and Forms S-4 and S-3 Registration Statements. The forward-looking statements included in this press release represent the company's estimates as of March 18, 2004. The company anticipates that subsequent events and developments will cause its estimates to change.

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